EXHIBIT 23.1
CONSENT OF MAGGART & ASSOCIATES, P.C.
     We consent to the incorporation by reference in this Registration Statement of Mid-America Bancshares, Inc. on Form S-8 of our report with respect to PrimeTrust Bank, Nashville, Tennessee, dated January 13, 2006, except that with respect to Note 22 our Report is dated August 1, 2006, which was contained in the Registration Statement initially filed with the United States Securities and Exchange Commission by Mid-America Bancshares, Inc., on May 18, 2006, as amended (Commission File No. 333-134247).
MAGGART & ASSOCIATES, P.C.
/s/ Maggart & Associates, P.C.
September 6, 2006